                                                                      EXHIBIT 12

                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                      (In thousands, except ratio amounts)




                                                           Year Ended December 31,
                                                     ----------------------------------------
                                                         2001           2000          1999
                                                     -----------    -----------   -----------
Income before income taxes and extraordinary gain     $ 542,282      $ 226,707      $ 45,629
(Subtract) Add (earnings) loss from unconsolidated
  affiliates, net of dividends                          (26,386)       (21,540)          343
Add amortization of capitalized interest                    768            661           526
Add fixed charges as adjusted (from below)               63,774         37,655        31,165
                                                     -----------    -----------   -----------
        Earnings                                      $ 580,438      $ 243,483      $ 77,663
                                                     -----------    -----------   -----------
Fixed charges:
    Interest expense:
        Interest on indebtedness                       $ 22,921       $ 28,122      $ 30,088
        Capitalized                                       1,609          2,021           154
    Amortization of debt related costs (1)               37,801          7,248           307
    Interest portion of rental expense                    3,052          2,285           770
                                                     -----------    -----------   -----------
    Fixed charges before adjustments                     65,383         39,676        31,319
    Less capitalized interest                            (1,609)        (2,021)         (154)
                                                     -----------    -----------   -----------
    Fixed charges as adjusted                          $ 63,774       $ 37,655      $ 31,165
                                                     -----------    -----------   -----------
Ratio (earnings divided by fixed charges
     before adjustments)                                   8.88           6.14          2.48
                                                     -----------    -----------   -----------
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(1)  Includes deferred financing, discount and premium amortization